                                                                  Rule 424(b)(3)
                                                                      333-112274


            Addendum to Prospectus Supplement Dated February 27, 2004


                                                         Dated:  January 1, 2005


                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,600,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on January 1, 2005 and terminating on January 31, 2005 is $3,414, representing an effective yield to maturity of 5.80%.

Effective as of June 21, 2004, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,600,000,000.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation must be received by Development Corporation for Israel by January 25, 2005.